Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 MEF filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated February 27, 2017 relating to the financial statements of Ritter Pharmaceuticals, Inc. (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) for each of the two years ended December 31, 2016, and to the reference to us under the caption “Experts” which is contained in the Prospectus, which is a part of the Registration Statement (No. 333-219147) on Form S-1 declared effective on September 28, 2017.

/s/ Mayer Hoffman McCann P.C.
Orange County, California
September 29, 2017